Exhbit 99.7


                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE

                   $500,000            August 13, 1999

         FOR VALUE RECEIVED, Top Source Technologies, Inc., a Delaware corporation, ("Borrower"), hereby covenants and promises to pay to the order of
G. George Mennen, Trustee U/A Dated 10/23/85 FBO Descendants of George S. Mennen or assigns ("Lender"), Five Hundred Thousand and NO/100 Dollars ($500,000) in lawful money of the United States of America, together with interest thereon to accrue from the date hereof at the rate of ten percent (10%) per annum. All interest, principal and other costs hereunder shall be due and payable to the holder ("Holder") of this Convertible Subordinated Promissory Note (the "Note") at 5:00 p.m. Eastern Standard Time on February 13, 2000, six months from the date hereof (the "Due Date").

         Payments of principal and interest will be made in legal tender of the United States of America. Borrower shall have the right to prepay without penalty all or any part of the unpaid balance of this Note at any time. All payments made pursuant to this Note shall be first applied to accrued and unpaid interest, if any, then to other proper charges under this Note and the balance, if any, to principal.

         This Note is subordinate to the repayment of Borrower's obligations to NationsCredit Commercial Corporation through its NationsCredit Commercial Funding Division or to any future lender which has a first lien on the assets of the Borrower.

         If this Note is not paid on or before the Due Date the Lender, at the Lender's Option, shall either renegotiate the terms of this Note or convert all of the Note, into shares of Borrower's common stock at a price equal to 90% of the closing price of the Borrower's Common Stock on the American Stock Exchange, or other principal trading market, on the day prior to the day Lender sends written notice of conversion to Borrower. In the event Lender elects to convert this Note, Borrower shall file a Registration Statement on Form S-3, within 90 days after receipt of notice of conversion, registering the Common Stock issued pursuant to conversion of this Note.

         All rights, remedies, and undertakings, obligations, options, covenants, conditions and agreements contained in this Note are cumulative and no one of them will be exclusive of any other.
         Borrower for itself and its legal representatives, successors and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, and diligence in collection, and consents that Holder may extend the time for payment or otherwise modify the terms of the payment or any part or the whole of the debt evidenced hereby.

         This Note shall be interpreted in accordance with Delaware law, including all matters of construction, validity, performance and enforcement, without giving effect to any principles of conflict of laws. Any dispute, action or proceeding concerning this Note shall be initiated, maintained, heard and decided exclusively in Palm Beach County, Florida. The prevailing party in any action, litigation or proceeding including any appeal or the collection of any judgment concerning this Note will be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such matter be prosecuted to final judgment, such party's costs and expenses, including reasonable attorneys' fees, and paralegals and Lender shall be entitled to recover all of its attorneys fees and costs should Lender place this Note in the hands of an attorney for collection. This Note may not be changed, modified, amended or terminated orally.

         In the event Lender receives as interest an amount that would exceed the maximum amount permissible under applicable law, the amount of any excess interest shall not be applied to the payment of interest hereunder, but shall automatically and retroactively be applied to the reduction of the unpaid principal balance due hereunder. In the event and to the extent such excess amount of interest exceeds the outstanding unpaid principal balance hereunder, any such excess amount shall be immediately returned to Borrower by Lender. Borrower hereby waives any provisions of any state or federal law concerning usury or the limitation on the maximum rate of interest chargeable by a lender.

Dated as of August 13, 1999

                    Top Source Technologies, Inc.


                    By:
                                      David Natan
                                      Vice President and CFO



                               RESTRICTIVE LEGEND


         This Note has not been registered under the federal or any state securities laws and may not be sold, transferred or hypothecated in the absence of any effective registration statement under such laws as may be applicable or, an opinion of counsel to the Borrower that an exemption from such applicable laws exists.